Exhibit 23.1

CONSENT OF INDEPENDENT AUDITOR

The Providence Service Corporation

Tucson, Arizona

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-166978, 333-151079, 333-112586, 333-117974, 333-127852, 333-135126, and 333-145843) and on Form S-3 (No. 333-200713) of The Providence Service Corporation of our report dated October 20, 2014, with respect to the consolidated balance sheets of CCHN Group Holdings, Inc. as of December 31, 2013, 2012 and 2011, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years ended December 31, 2013 and 2012 and the period from August 11, 2011 (date of inception) to December 31, 2011, which appears in the Current Report on Form 8-K/A of The Providence Service Corporation dated December 5, 2014.

/s/ BDO USA, LLP

Phoenix, Arizona

December 5, 2014